UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

CORTLAND BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 12, 2014

Dear Shareholder:

As you may know, the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of Cortland Bancorp, Inc. (the “Company”) was originally called to order on May 27, 2014. The meeting was adjourned without any business being conducted, because we discovered there was a very unusual situation with our transfer agent, Illinois Stock Transfer (“IST”). IST was issued a cease and desist order by the Securities and Exchange Commission as of May 22, 2014 and placed in receivership. As a result, IST was unable to provide the voting tabulation results for any of the matters as presented in the proxy statement prior to commencing the scheduled meeting.

Since May 27th, we have been in communication with a Receiver appointed by the U. S. District Court for the Northern District of Illinois. On June 8, 2014, we were notified that the Receiver had entered into an Asset Purchase Agreement with American Stock Transfer Company (“AST”). The Receiver will be working with the Buyer to ensure the timely and orderly transfer of the Company’s books and records. Under terms of the Sale Agreement, the sale is expected to be consummated on or before June 15, 2014.

We have been performing due diligence of several transfer agent companies including AST, and we are prepared to appoint a successor transfer agent. Assuming this Purchase Agreement is completed as disclosed, our account will now automatically be transferred to AST, who will serve as our new transfer agent.

Upon review of the notification from the Receiver that it is performing an orderly wind down of the business, the Company has requested the Receiver to complete certain pending transactions, including completion of the voting tabulation results. Both the Receiver and the Buyer have confirmed that they are able to complete the voting tabulation request prior to the date of the adjourned Shareholder Meeting which has been rescheduled for June 25, 2014.

The voting results and any other business to be transacted will be presented at the Annual Meeting of Shareholders, which has been rescheduled for 4:00pm EST on Wednesday, June 25, 2014. The rescheduled meeting will be held at the Company’s headquarters located at 194 West Main Street, Cortland, Ohio 44410.

Shareholders who have already voted do not need to do anything further. Shareholders who have NOT voted may do so, and we encourage you to vote as soon as possible. Your votes are particularly important due to the special circumstances of this meeting. Shareholders who have already voted may revoke their proxy by sending in another signed proxy card with a later date, which must be received by Cortland prior to the rescheduled Annual Meeting.

Please note that the proxy statement and Form 10-K are available at www.cortland-banks.com/invest.

We appreciate your patience and understanding during this unusual time. While the situation is unusual, we believe the process of resolving it is well in hand and that the conversion to a new transfer agent will be seamless for shareholders. If you have any questions regarding your shares, please give me a call.

Sincerely,

James Gasior

President and Chief Executive Officer

Cortland Bancorp